EXHIBIT 10.2
AMENDMENT TO LEADERSHIP CORPORATE INCENTIVE PLAN
     This Amendment to the Leadership Corporate Incentive Plan (“Plan”) of Advanced Energy Industries, Inc. (the “Company”) is effective as of February 15, 2011 (the “Amendment Date”).
     For each fiscal year of the Company ending after the Amendment Date, the Company will fund a joint bonus pool for the Plan and the Employee Corporate Incentive Plan, only if (a) the Company’s total revenue for such fiscal year equals or exceeds the total revenue set forth in the Company’s annual operating plan approved by the Board of Directors, and (b) the Company’s operating income for the year exceeds 10% of the Company’s total revenue. Achievement of both of these corporate performance metrics is required in order to fund the bonus pool for the Plan. The amount of the bonus pool for both plans, if a bonus pool is funded, will be equal to 10% of the Company’s operating income for the year.
     If a bonus pool is funded, any individual bonus payable to a participant in the Plan will be based upon such participant’s (a) pre-established target bonus, (b) annual performance review and (c) achievement of individual performance objectives, subject to consideration of the total size of the bonus pool and the limitation that no participant may receive a bonus greater than 150% of his or her pre-established target bonus.
Individual performance objectives for 2011 will be established by the Compensation Committee, in the case of the executive officers other than the chief executive officer, and by the Board of Directors, in the case of the chief executive officer. The Board of Directors maintains the discretion to evaluate each executive officer’s performance against his individual performance objectives and determine the relative weight of such objectives.